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                                                                     EXHIBIT 4.7

                                                                  EXECUTION COPY



                         PLEDGE AND SECURITY AGREEMENT

                         Dated as of December 6, 1999

                                     Among

                         G.A.S. ORANGE PARTNERS, L.P.,
                        a Delaware limited partnership



                         PROJECT ORANGE FUNDING, L.P.,
                        a Delaware limited partnership,

                                      and

                     U.S. BANK TRUST NATIONAL ASSOCIATION,
                              as Collateral Agent
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                               TABLE OF CONTENTS

                                 _____________

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                                                                           PAGE
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
PREFACE..................................................................    1
                                                                             -
Section 1.  Definition...................................................    2
                                                                             -
Section 2.  Assignment, Pledge and Grant of Security Interest............    2
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Section 3.  Documents....................................................    4
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Section 4.  Events of Default............................................    5
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Section 5.  Remedies.....................................................    6
                                                                             -
Section 6.  Remedies Cumulative; Delay Not Waiver........................    9
                                                                             -
Section 7.  Covenants and Representations of Assignor....................    9
                                                                             -
Section 8.  Certain Consents and Waivers.................................   12
                                                                            --
Section 9.  Orange L.P.'s Consent and Covenants..........................   13
                                                                            --
Section 10. Attorney-in-Fact.............................................   14
                                                                            --
Section 11. Place of Business; Location of Records.......................   14
                                                                            --
Section 12. Perfection; Further Assurances...............................   14
                                                                            --
Section 13. Continuing Assignment and Security Interest; Transfer of
            Senior Secured Notes.........................................   15
                                                                            --
Section 14. Liability....................................................   15
                                                                            --
Section 15. Regarding the Agent..........................................   16
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Section 16. Severability.................................................   16
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Section 17. Successors and Assigns.......................................   17
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Section 18. Headings.....................................................   17
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Section 19. Governing Law................................................   17
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Section 20. References to Other Documents................................   17
                                                                            --

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                         PLEDGE AND SECURITY AGREEMENT

     This Pledge and Security Agreement ("Agreement") dated as of December 6, 1999, is entered into by and among G.A.S. ORANGE PARTNERS, L.P., a Delaware limited partnership ("Assignor"), PROJECT ORANGE FUNDING, L.P., ("Funding L.P.") a Delaware limited partnership (together with its successors, including Project Orange Associates, L.P., ("Orange L.P.") a Delaware limited partnership, as the survivor of the merger of Orange L.P. with and into Project Orange Associates, L.P. concurrently with the issuance and sale of the Senior Secured Notes referred to below, "POA"), and U.S. BANK TRUST NATIONAL ASSOCIATION, as collateral agent ("Agent") for the benefit of the Secured Parties under the Financing Agreement described below.

                                    PREFACE
                                    -------

     A. Orange L.P. operates the Project (as defined in the Financing Agreement described below) in Syracuse, Onondaga County, New York.

     B. POA and Project Orange Capital Corp., a Delaware corporation, ("Capital Co." and together with POA, the "Issuers") will issue $68 million aggregate principal amount of its 10.5% Senior Secured Notes due 2007 (the "Series A Notes") pursuant to that certain Indenture dated as of December 6, 1999 ("Financing Agreement") among the Issuers and U.S. Bank Trust National Association, as Trustee ("Trustee") for the benefit of the holders of the Senior Secured Notes (the "Holders" and, together with the Trustee, the "Secured Parties") and as Collateral Agent.

     C. The Holders will have the registration rights set forth in the Registration Rights Agreement dated as of December 6, 1999 between the Issuers and Donaldson Lufkin & Jenrette (the "Initial Purchaser") pursuant to which the Issuers agree to file with the Securities and Exchange Commission (i) a registration statement relating to 10.5% Senior Secured Notes due 2007 (the "Series B Notes") to be offered in exchange for the Series A Notes and (ii) a shelf registration statement pursuant to Rule 415 under the Securities Act of 1933 relating to the resale by certain Holders of the Series A Notes. The Series A Notes and the Series B Notes are collectively referred to herein as the "Senior Secured Notes".

     D. Concurrently with the issuance and sale of the Series A Notes (the "Offering"), Funding L.P. will merge (the "Merger") with and into Orange L.P. (with Orange L.P. as the surviving partnership) pursuant to the Agreement and Plan of Merger dated as of December 6, 1999 (the "Merger Agreement") between Funding L.P. and Orange L.P.
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     E.   Assignor is a partner in Orange L.P. pursuant to that certain Second
Amended and Restated Agreement of Limited Partnership dated as of December 16, 1992 ("Partnership Agreement") among G.A.S. Orange Associates, LLC, a Delaware limited liability company and Assignor (the "Partners").

     F. As a condition precedent to the issuance of the Senior Secured Notes contemplated by the Financing Agreement, the Secured Parties require that Funding L.P. and Assignor shall have executed this Agreement.

                                   AGREEMENT
                                   ---------

     In consideration of the premises herein and in order to induce the Trustee, for the benefit of the Holders, to enter into the Financing Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Funding L.P. and Assignor hereby agree with the Agent for the benefit of the Secured Parties as follows:

     Section 1.  Definition.

     Unless otherwise defined, all capitalized terms used herein which are defined in the Financing Agreement shall have their respective meanings therein defined.

     Section 2. Assignment, Pledge and Grant of Security Interest. (a) To secure the timely payment and performance of the Obligations (as defined below), Assignor does hereby assign and pledge to the Agent for the benefit of the Secured Parties and grant to the Agent for the benefit of the Secured Parties a security interest in all the estate, right, title and interest of Assignor, now owned or hereafter acquired, in, to and under any and all of the following (subject to the proviso to this Section 2(a), the "Collateral"):

          (i)   Assignor's partnership interests in Orange L.P.;

          (ii) subject to the rights of Kronish Lieb (as defined below) under the Stipulation (as defined below), all rights to receive all income, gain, profit, loss or other items allocated or distributed to Assignor under the Partnership Agreement;

          (iii) subject to the rights of Kronish Lieb under the Stipulation, all rights of Assignor to receive distributions of any nature whatsoever by Orange L.P. with respect to such partnership interests;

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          (iv)   all of Assignor's capital or ownership interest, including capital accounts, in Orange L.P., and all accounts, deposits or credits of any kind with Orange L.P.;

          (v) all of Assignor's voting rights in or rights to control or direct the affairs of Orange L.P.;

          (vi) all of Assignor's right, title and interest, as a partner in Orange L.P., in or to any and all of Orange L.P.'s assets or properties;

          (vii) subject to the rights of Kronish Lieb under the Stipulation, all other right, title and interest of Assignor in or to Orange L.P., and all rights to receive income, profits or other distributions from Orange L.P., of any nature whatsoever, in each case, as such rights are derived from Assignor's partnership interests in Orange L.P.;

          (viii) subject to the rights of Kronish Lieb under the Stipulation, all claims of the Assignor for damages arising out of or for breach of or default relating to the Collateral except for claims against the other Partner in its capacity as Partner;

          (ix) all rights of Assignor to terminate, amend, supplement, modify or waive performance under the Partnership Agreement, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder; and

          (x) subject to the rights of Kronish Lieb under the Stipulation, all proceeds of any of the above.

provided that the Collateral shall not include anything described in clauses
(i), (iv), (v), (vi) or (ix) above (the "Excluded Collateral") unless and until Kronish Lieb Weiner & Hellman LLP ("Kronish Lieb") ceases to have rights under the Stipulation dated November 14, 1994 and Order of Bankruptcy Court dated December 8, 1994 (the "Stipulation").

     (b) This Agreement secures the payment and performance of all obligations of POA and the other Credit Parties and SIDA, now existing or hereafter arising, due or owing to the Secured Parties pursuant to the terms of the Indenture, the Senior Secured Notes and the Collateral Documents including, without limitation:
(i) the principal, premium, if any, or interest on the Senior Secured Notes (including any interest accruing after the commencement of any bankruptcy or insolvency proceeding

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relating to the Issuers, whether or not such interest is allowed or allowable as a claim in any such proceeding), and all other obligations and liabilities of the Issuers including, without limitation, indemnities, fees and interest incurred under, arising out of or in connection with the Indenture, the Senior Secured Notes and the Collateral Documents, (ii) any and all sums advanced by or on behalf of the Issuers in order to preserve the Collateral or preserve its interest in the Collateral, and (iii) in the event of any proceeding for collection or enforcement by or on behalf of any Secured Party after an Event of Default shall have occurred and be continuing and unwaived, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by or on behalf of any Secured Party of its rights under the Indenture, the Senior Secured Notes and the Collateral Documents, together with attorneys' fees and court costs (all such obligations being herein called the "Obligations").

     (c) Upon the occurrence and during the continuation of an Event of Default, Assignor hereby irrevocably appoints and constitutes the Agent and its successors and assigns as Assignor's true and lawful attorney in fact, with full power (in the name of Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for money due and to become due under or arising out of the Collateral, to elect remedies thereunder, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings in connection therewith which the Agent may deem to be necessary or advisable.

     Section 3. Documents. (a) At any time and from time to time upon the request of the Agent, Assignor will:

          (i) deliver and pledge to the Agent endorsed and/or accompanied by such evidence of assignment and transfer, in such form and substance, as the Agent may request, any and all instruments, documents, chattel paper and/or general intangibles relating to the Collateral as the Agent may specify;

          (ii) give, execute, deliver, file and/or record any notice, statement, instrument, document, agreement or other papers that may be reasonably necessary, and as the Agent may reasonably request, in order to create, preserve, perfect or validate the assignment and security interest granted pursuant hereto or to enable the Agent to exercise and enforce its rights hereunder or with respect to such assignment and security interest; and

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          (iii)  keep and stamp or otherwise mark any and all documents and its individual books and records relating to Collateral in such manner as the Agent may require.

     (b) The right is expressly granted to the Agent, at its discretion, to file in those jurisdictions where the same is permitted one or more financing statements under the Uniform Commercial Code (the "UCC") signed only by the Agent, naming Assignor as debtor and the Agent as secured party, and indicating therein the types or describing the items of Collateral herein specified. Without the prior written consent of the Agent, the Assignor will not file or authorize or permit to be filed in any jurisdiction any such financing or like statement (other than for Permitted Liens) in which the Agent is not named as the sole secured party. Nothing herein shall be construed as obligating the Agent to file any financing statement.

     (c) If any default by Assignor under the Partnership Agreement shall occur, the Agent shall, at its option, be permitted (but shall not be obligated) to remedy any such default by giving written notice of such intent to Orange L.P. and Assignor. The Agent shall have a period of sixty (60) days after giving such notice in which to cure such default. In the event that any such default (except monetary defaults) shall not be reasonably curable within such 60-day period, neither Orange L.P. nor any Person acting on behalf of Orange L.P., including, without limitation, a general partner of Orange L.P., shall exercise any remedies thereunder if the Agent shall, within such 60-day period, initiate action to cure such default and proceed diligently to the curing thereof. Any cure by the Agent of Assignor's default under the Partnership Agreement shall not be construed as an assumption by the Agent or any of the Secured Parties of any obligations, covenants or agreements of Assignor under the Partnership Agreement and neither the Agent nor the Secured Parties shall be liable for any action taken pursuant to this Section 3(c) to cure any such default. In no event shall the Agent be deemed to be a partner under such Partnership Agreement and in no event shall the Agent have any liability thereunder. This Agreement shall not be deemed to release or to affect in any way the obligations of Assignor under the Partnership Agreement.

     Section 4. Events of Default. The occurrence of any of the following events ("Events of Default"), whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, shall entitle the Agent to exercise any and all of its rights and remedies hereunder or at law:

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       (a)  the occurrence (whether as a result of acts or omissions by Orange
L.P. or any other Person) of an Event of Default under the Financing Agreement or any of the other Financing Documents; or

       (b) subject to such notice requirements and cure periods as may be applicable thereto pursuant to the Financing Agreement, the failure on the part of Assignor to observe or perform any material covenant, condition or agreement on its part to be observed or performed, or the material breach of any representation or warranty of Assignor, contained in this Agreement; or

       (c) the impairment of the priority of the security interest in the Collateral granted herein in any material respect.

       Section 5. Remedies. (a) If any Event of Default has occurred and is continuing, the Agent shall have the right, at its election, but not the obligation, to do any of the following (subject to the terms of the Financing Agreement and except to the extent such action or actions are prohibited pursuant to applicable law):

            (i) subject to Section 5(f) below but only after Kronish Lieb ceases to have rights under the Stipulation, vote or exercise any and all of Assignor's rights or powers under the Partnership Agreement, including any rights or powers to manage or control the Orange L.P.;

            (ii) demand, sue for, collect or receive any money or property at any time payable to or receivable by Assignor on account of, or in exchange for, all or any part of the Collateral;

            (iii) institute and prosecute any action at law or suit in equity or other proceeding to collect or enforce any obligations or rights hereunder or in the Collateral, including specific enforcement of any covenant or agreement contained herein or in the Partnership Agreement, or to foreclose or enforce the security interest in all or any part of the Collateral granted herein, or to enforce any other legal or equitable right vested in it by this Agreement or by law;

            (iv) sell or otherwise dispose of any or all of the Collateral or cause all or any part of the Collateral to be sold or otherwise disposed of in one or more sales or transactions, after five (5) days prior written notice to the Assignor of its intent to take such action, at such prices as the Agent may deem appropriate or adequate, and for cash or on credit or for future delivery, without assumption of any credit risk, at any broker's board or at public or private sale, without demand of performance or notice of time or place of sale

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

     (except such notice which under applicable law cannot be waived), and any Secured Party or any other Person may be the purchaser of any or all of the Collateral so sold and thereafter hold the same absolutely free from any claim or right of whatsoever kind, including any equity of redemption, of Assignor or Orange L.P., any such demand, notice or right and equity being hereby expressly waived and released;

          (v) incur expenses, including attorneys' fees, consultants' fees, and other costs appropriate to the exercise of any right or power under this Agreement;

          (vi) perform any obligation of Assignor hereunder or under the Partnership Agreement;

          (vii) secure the appointment of a receiver for Assignor without notice to Orange L.P. or Assignor; or

          (viii) exercise any other or additional rights or remedies granted to a secured party under the UCC.

     If, pursuant to applicable law, prior notice of any such action is required to be given to Assignor or Orange L.P., Assignor and Orange L.P. hereby acknowledge and agree that the minimum time required by such applicable law, or if no minimum is specified, five (5) Banking Days, shall be deemed a reasonable notice period.

     (b) In addition to the foregoing remedies, the Agent may (subject to Section 3(c) hereof), but shall not be obligated to, cure any Event of Default and incur reasonable fees, costs and expenses in doing so, in which event Orange L.P. or Assignor shall immediately reimburse the Agent on demand for all such fees, costs and expenses, together with interest on the total amount at the Default Rate from the date incurred until the date repaid in full. Subject to the Assignor's rights described in Section 5(c) hereof, the Agent shall be the sole judge of the validity of any adverse claims, taxes, assessments, charges or encumbrances pertaining to the Collateral, and the amount to be paid in satisfaction thereof, and of the necessity for, and of the time and manner of doing, everything herein authorized to be done, provided that the Agent shall be under no obligation to do any such acts or to make any such payments.

     (c) Assignor may contest in good faith any taxes, assessments and other governmental charges in connection with the Collateral and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when Assignor is in good faith contesting the same, so long as

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(i) reserves have been established in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for the payment thereof shall have been made, (ii) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest, and (ii) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is immediately paid after resolution of such contest. Additionally, Assignor may contest in good faith Liens for any tax, assessment or other governmental charge, by appropriate proceedings, so long as in connection with such proceedings a bond or other security has been posted or provided in such manner and amount as to assure that any taxes, assessment or other charges determined to be due will be promptly paid in full when such contest is determined.

       (d) If the Agent shall decide to exercise its right to sell any or all of the Collateral, and if it is necessary to have such Collateral, or that portion thereof to be sold, registered under the provisions of the Securities Act of 1933, as amended, or otherwise registered or qualified under any federal or state securities laws or regulations (collectively, the "Securities Laws"), Orange L.P. will execute and deliver, all at Orange L.P.'s expense, all such instruments and documents which, in the opinion of the Agent, are necessary to register or qualify such Collateral, or that portion thereof to be sold, under the provisions of the Securities Laws and will use best efforts to cause any registration statement relating thereto to become effective and to remain effective for a period of not less than six (6) months from the date of the first public offering of such Collateral, or that portion thereof to be sold, and to make all amendments thereto and/or to any related prospectus or similar document which are necessary, all in conformity with the Securities Laws applicable thereto. Without limiting the generality of the foregoing, Orange L.P. agrees to comply with the provisions of all applicable securities or "Blue Sky" laws of any jurisdiction(s) and to make available to its security holders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act of 1933.

       (e) All costs and expenses (including, without limitation, attorneys' fees and expenses) incurred by the Agent or any Secured Party in connection with exercising any remedy provided for herein or at law, curing any Event of Default or performing any of Assignor's agreements contained herein or in the Partnership Agreement or in respect of any part of the Collateral, together with interest thereon computed at the Default Rate from the date on which such costs or expenses are incurred to the date of payment thereof, shall constitute indebtedness secured by this Agreement and shall be paid by Assignor or the Orange L.P. to the Agent on demand for the account of the Agent or any such Secured Party, as the case may be.

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

       (f) So long as no Event of Default has occurred and is continuing, Assignor reserves the right to exercise all of its rights under the Partnership Agreement (except as limited by the Financing Documents) and to receive all income and other distributions from the Collateral and such distributions shall be free of any lien of Agent and/or the Secured Parties under the Financing Documents (so long as such distributions do not violate any terms or provisions of the Financing Documents).

       (g) Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be deposited in the Redemption Account to be held, applied and released in accordance with the Depositary Agreement.

       Section 6. Remedies Cumulative; Delay Not Waiver. No right, power or remedy herein conferred upon or reserved to the Agent or the Secured Parties is intended to be exclusive of any other right, power or remedy, and every such right, power and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Agent to exercise any right or power accruing upon the occurrence and during the continuance of any Event of Default as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein. Every power and remedy given by this Agreement may be exercised from time to time, and as often as shall be deemed expedient, by the Agent.

       Section 7. Covenants and Representations of Assignor. Assignor covenants, agrees and represents as follows:

       (a) Assignor will perform and comply, in all material respects, with all obligations and conditions on its part to be performed hereunder, under the Partnership Agreement or with respect to the Collateral.

       (b) The Partnership Agreement has been duly authorized, executed and delivered by Assignor and, to the best of Assignor's knowledge, the other parties thereto, has not been amended or otherwise modified, and is in full force and effect and is binding upon and enforceable against Assignor and, to the best of Assignor's knowledge, the other parties thereto, in accordance with its terms. There exists no default under the Partnership Agreement by Assignor, or to the best of Assignor's knowledge, by the other parties thereto.

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

       (c) Assignor has not executed and is not aware of any effective financing statement, security agreement or other instrument similar in effect covering all or any part of the Collateral on file in any recording office, except such as may have been filed pursuant to this Agreement or the other Financing Documents or pursuant to the documents evidencing Permitted Liens.

       (d) Assignor is the lawful owner of and has full right, title and interest in and to, the Collateral, subject to no mortgages, liens, charges, or encumbrances of any kind except Permitted Liens, and has full power and lawful authority to pledge, assign and grant a security interest in the Collateral hereunder. Assignor will, so long as any Obligations shall be outstanding, warrant and defend its title to the Collateral against the claims and demands of all persons whomsoever.

       (e) Assignor will not directly or indirectly create, incur, assume or suffer to exist any liens on or with respect to any part of the Collateral except for the liens created by this Agreement or Permitted Liens or as otherwise expressly permitted pursuant to the Financing Agreement. Assignor will at its own cost and expense promptly take such action as may be necessary to discharge any such liens.

       (f) Except as provided in the Stipulation, Assignor has not assigned any of its rights under the Partnership Agreement or any of the Collateral except as provided in this Agreement.

       (g) Any action or proceeding to enforce the rights granted or to protect or preserve the Collateral under this Agreement may be taken by the Agent either in Assignor's name or in the Agent's name as the Agent may deem necessary.

       (h) Without the prior written consent of the Agent, or unless otherwise expressly permitted by the Financing Agreement, Assignor shall not (i) terminate, modify or amend the Partnership Agreement or (ii) fail to deliver to the Agent a copy of each demand or notice received or given by it relating to the Partnership Agreement and which could reasonably be expected to have a material adverse effect upon the Collateral or the Agent's rights therein.

       (i) Assignor shall give to the Agent prompt notice of any default, event of default or event which with the giving of notice or the passage of time or both might become an event of default (however "default" or "event of default" may be defined) under the Partnership Agreement, whether by Orange L.P., Assignor or any other Person, of which Assignor has actual knowledge or has received notice.

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

       (j) If Assignor in its capacity as a partner of Orange L.P. (whether as a general partner or a limited partner) receives any income or distribution of money or property of any kind from Orange L.P. while an Event of Default (with respect to which the Assignor has received written notice) has occurred and is continuing, Assignor shall (except for income or distributions which the Assignor is obligated to pay over to Kronish Lieb pursuant to the Stipulation) hold such income or distribution as trustee for and shall deliver the same to the Agent (unless all such Events of Default have been cured or waived or unless Agent shall have provided written notice to Assignor to the effect that Agent shall have determined, in its sole discretion, that the continuance of any such Event(s) of Default could not have an adverse effect on Orange L.P. or the Collateral) and that Assignor may retain such income, money or property.

       (k) Assignor will, at all times, keep accurate and complete records of the Collateral. Assignor shall, at all times on seven (7) days' notice, permit representatives of the Agent at any time during normal business hours of Assignor to inspect and make abstracts from the Assignor's books and records pertaining to the Collateral.

       (l) Assignor will give prompt notice in writing to the Agent of any change in the location of the place of business where correspondence, notices or proceeds in connection with the Collateral are received or located or of any change in the location of the place of business where records concerning Collateral are kept.

       (m) Assignor is not, and will not as a result of becoming a general or limited partner of Orange L.P. be or become, or cause Orange L.P. to be or become, or be deemed by any Governmental Authority to be a "utility" or subject to, or not exempt from, regulation under the FPA or the PUHCA or under state laws and regulations respecting the rates or the financial or organizational regulation of public or electric utilities, except as a "qualifying facility" under PURPA.

       (n) Assignor shall not do anything or cause, suffer or permit anything to be done, including, without limitation, sale or other transfer of Assignor's partnership interests in the Orange L.P. or of any stock, partnership interest or other ownership interest in Assignor, which may cause the Project to lose its status as a "qualifying facility" under PURPA.

       (o) As a condition to any transfer of any Collateral the transferee must agree that the security interest needed by this agreement shall continue unimpaired following such transfer and shall sign all necessary agreements and instruments and take all other action necessary to create a first priority security in favor of the Agent on such Collateral that is the subject of such transfer. In connection with any such transfer, the Agent shall be entitled to receive such information with respect to the identity of the proposed transferee and the ultimate beneficial ownership and control of the Orange L.P. as it may reasonably request in order to make an informed determination as to whether the requested change in ownership of the Orange L.P. would result in a Change of Control.

       (p) Assignor shall perform and comply with all obligations and conditions binding upon it under the Stipulation.

       Section 8. Certain Consents and Waivers. (a) Assignor hereby consents to the execution, by the other Partners, of agreements similar to this Agreement in favor of the Agent for the benefit of the Secured Parties. Assignor specifically agrees that such other agreements may, among other things, assign or delegate to the Agent rights to cure defaults under the Partnership Agreement, to exercise voting rights and other rights to manage or control the Orange L.P., and to act as such other Partner's attorney in fact in a manner similar to the assignment and delegation of such rights provided herein and that, to the extent permitted by applicable law, Assignor will recognize and accept such assignment and delegation and the exercise of such rights by the Agent in connection with any actions by or business of Orange L.P..

       (b)  Assignor hereby waives, to the maximum extent permitted by law:

            (i) all rights under any law limiting remedies, including recovery of a deficiency, under an obligation secured by a deed of trust or mortgage on real property if the real property is sold under a power of sale contained in the mortgage, and all defenses based on any loss whether as a result of any such sale or otherwise, of Assignor's right to recover any amount from Orange L.P. or any other Credit Party or SIDA, whether by right of subrogation or otherwise;

            (ii) all rights under any law to require the Agent to pursue Orange L.P. or any other Person, any security which the Agent may hold, or any other remedy before proceeding against Assignor;

            (iii) all rights of reimbursement or subrogation, all rights to enforce any remedy that the Agent or the Secured Parties may have against Orange L.P., or any other Credit Party or SIDA and all rights to participate in any security held by the Agent until the Obligations have been paid and the covenants of the Financing Documents have been performed in full;

            (iv) Except as otherwise provided herein, all rights to require the Agent to give any notices of any kind, including, without limitation, notices of

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

       nonpayment, nonperformance, protest, dishonor, default, delinquency or acceleration, or to make any presentments, demands or protests, except as expressly provided herein, in the Financing Agreement and the other Financing Documents;

            (v) all rights to assert the bankruptcy or insolvency of Orange L.P. as a defense hereunder or as the basis for rescission hereof;

            (vi) all rights under any law purporting to proportionally reduce Assignor's Obligations hereunder if Orange L.P.'s or any other Credit Party's or SIDA's Obligations are reduced;

            (vii) all defenses based on the disability or lack of authority of Orange L.P. or any Person, the repudiation of the Financing Documents by Orange L.P. or any Person, the failure by Agent or the Secured Parties to enforce any claim against Orange L.P. or any other Credit Party or SIDA, or the unenforceability in whole or in part of any Financing Documents; and

            (viii) all suretyship and guarantor's defenses generally.

       Assignor further agrees that upon the occurrence of an Event of Default under the Financing Agreement, the Agent may elect to nonjudicially or judicially foreclose against any real or personal property security it holds for the Obligations or any part thereof, or to exercise any other remedy against Orange L.P. or any other Credit Party or SIDA, any security or any guarantor, even if the effect of that action is to deprive Assignor of the right to collect reimbursement from Orange L.P. or any other Credit Party or SIDA for any sums paid by Assignor to the Agent or any Secured Party.

       Section 9. Orange L.P.'s Consent and Covenants. Orange L.P. hereby consents to the assignment of and grant of a security interest in the Collateral to the Agent and to the exercise by the Agent of all rights and powers assigned or delegated to the Agent by Assignor hereunder, including without limitation the rights upon and during an Event of Default and after Kronish Lieb ceases to have rights under the Stipulation to exercise Assignor's voting rights and other rights under the Partnership Agreement to manage or control Orange L.P..
Orange L.P. further agrees to perform all covenants and obligations herein which, by their express or implied terms, are to be performed by Orange L.P. Without limiting the generality of the foregoing, Orange L.P. agrees not to permit the withdrawal of any present Partners or to admit any new Partners except in compliance with Section 7(o) of this Agreement and to give the Agent prompt notice of any (a) Change of Control or (b) default, event of default or event which with the giving of notice or the passage of time or both might become an event of default (however "default" or "event of default", may be defined) by Assignor or any other Partner under the Partnership Agreement.

       Section 10. Attorney-in-Fact. Upon the occurrence and during the continuation of an Event of Default, Assignor hereby irrevocably constitutes and appoints the Agent its true and lawful attorney-in-fact to enforce all rights of Assignor with respect to the Collateral, including, without limitation, the right to vote, demand, receive and enforce Assignor's rights with respect to the Collateral, and to give appropriate receipts, releases and satisfactions for and on behalf of and in the name of the Assignor or at the option of the Agent, in the name of the Agent, with the same force and effect as Assignor could do if this Agreement had not been made. This power of attorney is a power coupled with an interest and shall be irrevocable.

       Section 11.  Place of Business; Location of Records.

       (a) Unless the Agent is otherwise notified, the place of business and chief executive office of Assignor is and all records of Assignor concerning the Collateral are and will be located at, the following address:

            c/o Scolaro, Shulman, Cohen, Lawler & Burstein, P.C.
            90 Presidential Plaza
            Syracuse, New York 13202-2200
            Attn: Richard S. Scolaro

       (b) All notices required or permitted under the terms and provisions hereof shall be in writing and any such notice shall be effective if given in accordance with the provisions of Section 9.02 of the Financing Agreement. Notice to the Assignor may be given at the address set forth in clause (a) above. Notices to the Agent may be given at the address set forth in Section
9.02 of the Financing Agreement.

       Section 12. Perfection; Further Assurances. (a) Assignor agrees that from time to time, Assignor will promptly execute and deliver all instruments and documents, and take all action, that may be reasonably necessary or that the Agent may reasonably request, in order to perfect and protect the assignment and security interest granted or intended to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Assignor will execute and file such financing or continuation statements, or amendments thereto, and such other instruments, endorsements or notices, as may be reasonably necessary or as the Agent may reasonably request, in order to perfect and preserve the assignments and security interests granted or purported to be granted hereby.

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

       (b) Orange L.P. shall pay all filing, registration and recording fees and all refiling, re-registration and re-recording fees, and all reasonable expenses incident to the execution and acknowledgment or performance of this Agreement, and all Federal, state, county and municipal stamp taxes and other taxes, duties, imports, assessments and charges arising out of or in connection with the execution and delivery of this Agreement, any agreement supplemental hereto, any financing statements and any instruments of further assurance.

       (c) Assignor shall give the Agent at least thirty (30) days' notice before it changes the location of its place of business and chief executive office and shall at the expense of Orange L.P. execute and deliver such instruments and documents as may be required by the Agent to maintain a prior perfected security interest in the Collateral.

       Section 13. Continuing Assignment and Security Interest; Transfer of Senior Secured Notes. This Agreement shall create a continuing pledge and assignment of and security interest in the Collateral and shall (a) remain in full force and effect until payment and performance in full of the Obligations,
(b) be binding upon Orange L.P., Assignor, and their respective successors and assigns, and (c) inure, together with the rights and remedies provided herein, to the benefit of the Agent, the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, any of the Secured Parties may assign or otherwise transfer all or any part of or interest in the Senior Secured Notes or other evidence of indebtedness held by them to any other Person to the extent permitted by and in accordance with the Financing Agreement, and such other Person shall thereupon become vested with all or an appropriate part of the benefits in respect thereof granted to the Secured Parties herein or otherwise. The release of the security interest in any or all of the Collateral, the taking or acceptance of additional security, or the resort by the Agent to any security it may have in any order it may deem appropriate, shall not affect the liability of any person on the Obligations. Upon the payment and performance in full of the Obligations, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Assignor. Upon any such termination, the Agent shall, at Assignor's expense, execute and deliver to Assignor such documents as the Orange L.P. or the Assignor shall reasonably request to evidence such termination. If this Agreement shall be terminated or revoked by operation of law, Assignor will indemnify and save the Agent harmless from any loss which may be suffered or incurred by the Agent in acting hereunder prior to the receipt by the Agent, its successors, transferees or assigns of notice of such termination or revocation.

       Section 14. Liability. This Agreement is one of the Financing Documents referred to in the Financing Agreement, and the recourse of the Agent and the Secured

Parties against the Assignor, Orange L.P. or any of their respective Affiliates, stockholders, officers, directors, partners or employees, for any liability to the Agent or the Secured Parties arising under this Agreement shall be limited to the extent provided in Section 9.07 of the Financing Agreement.

       Section 15. Regarding the Agent. The Agent shall be afforded in respect of this Agreement all of the rights, powers, protections, immunities and indemnities set forth in Article 4 and Article 5 of the Depositary Agreement which are applicable between the Agent and the Issuer thereunder, and the provisions of Article 4 and Article 5 of the Depositary Agreement which are applicable between the Agent and the Issuer thereunder shall inure to the benefit of the Agent in respect to this Agreement and be binding upon POA in such respect, in each case as if the same were specifically set forth herein, mutatis mutandis. In furtherance and not in derogation of such rights, powers, protections, immunities and indemnities set forth in Article 4 and Article 5 of the Depositary Agreement:

       (a) The Agent is authorized to take all such action as is provided to be taken by it as the Agent hereunder and all other action incidental thereto. As to any matters not expressly provided for herein the Agent shall act or refrain from acting in accordance with written instructions from the Required Holders or, in the absence of such instructions, in accordance with its discretion.

       (b) The Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Lien on any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder. The Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by each of POA and the Assignor.

       (c) At any time or times, in order to comply with any legal requirement in any jurisdiction, the Agent may appoint another bank or trust company or one or more other Persons, either to act as co-agents or co-agents, jointly with the Agent, or to act as separate agent or agents on behalf of the Agent with such power and authority of the Agent as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Agent, include extending to such co-agent or separate agent the provisions for the protection of the Agent contained in
Article 4 and Article 5 of the Depositary Agreement).

       Section 16. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


       Section 17. Successors and Assigns.   All covenants and agreements
contained herein shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns; provided, however, that neither Assignor nor Orange L.P. may assign its rights or obligations hereunder without the prior written consent of the Agent.

       Section 18. Headings. The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

       Section 19. Governing Law. This Agreement, including all matters of construction, validity, performance and the creation, validity, enforcement or priority of the lien of, and security interests created by, this Agreement in or upon the Collateral shall be governed by the laws of the State of New York.

       Section 20. References to Other Documents. All defined terms used in this Agreement which refer to other documents shall be deemed to refer to such other documents as they may be amended, supplemented or replaced from time to time, provided such documents were not amended in breach of a covenant contained in any agreement to which Assignor, Orange L.P., the Agent or any of the Secured Parties is a party.

       IN WITNESS WHEREOF, Assignor, Orange L.P. and Agent have caused this Agreement to be duly executed by their duly authorized signatory as of the day and year first above written.

                                   G.A.S. ORANGE PARTNERS, L.P.,
                                   a Delaware limited partnership

                                   By:  G.A.S. Orange Development, Inc.,
                                        its general partner

                                   By: /s/ Adam Victor
                                       __________________________
                                       Name: Adam Victor
                                       Its: President

Accepted and Agreed:

U.S. BANK TRUST NATIONAL
ASSOCIATION, as Agent


By: /s/ Ward A. Spooner
    _______________________
    Name: Ward A. Spooner
    Title: Vice President






PROJECT ORANGE FUNDING, L.P., a
Delaware limited partnership

By:  G.A.S. Orange Associates, L.L.C.,
     a Delaware limited liability
     company, its general partner



     By: /s/ Douglas Corbett
        __________________________
        Name: Douglas Corbett
        Title: Vice President

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